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                                                                  Exhibit 99.1

                                  iBASIS, INC.
                                20 Second Avenue
                              Burlington, MA 01803


                                             March 26, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sir or Madam:

         We hereby submit this letter in accordance with recent orders and rules issued by your office regarding the financial statements audited by Arthur Andersen LLP ("Andersen"). Andersen serves as iBasis, Inc.'s ("iBasis") independent public accountant.

         Andersen has represented to iBasis, Inc. that its 2001 annual audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice, it provided reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on audits, and availability of national office consultation. According to Andersen, availability of personnel at foreign affiliates of Andersen was not relevant to this audit.

                                            Sincerely,

                                            /s/ Richard Tennant
                                            ---------------------------------
                                            Richard Tennant
                                            Vice President, Finance and
                                            Administration and
                                            Chief Financial Officer